Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of this 13th day of May, 2009 (the “Effective Date”) between SRA International, Inc. (“SRA”), a company with its principal place of business located in Fairfax, Virginia, and Richard J. Nadeau (the “Employee”).

WITNESSETH:

In consideration of the mutual promises and agreements of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, it is agreed as follows:

WHEREAS, SRA is engaged in a highly competitive business and has expended substantial amounts of money, time and expertise is developing, maintaining and perfecting its services to its clients;

WHEREAS, the Employee wishes to be employed by and provide personal services to SRA, in return for certain compensation; and

WHEREAS, the parties wish to set forth in this Agreement the basis and terms of their employment relationship;

NOW, THEREFORE, the parties hereto agree as follows:

1.	EMPLOYMENT: The Employee beginning as of June 1, 2009 will be employed as SRA Chief Financial Officer and an SRA Executive Vice President; provided that, at any time at the sole discretion of the President and Chief Executive Officer (the “CEO”) of SRA, the Employee instead may be employed as managerial lead for an operating sector of SRA or its affiliates reporting (at the discretion of the CEO) to the President or to the Chief Operating Officer (herein referred to as an “Operating Sector Leader”). In each case, the Employee’s employment will be subject to a decision by SRA to end his employment at any time. This employment is strictly at-will, meaning that SRA may terminate the employment relationship at any time, with or without advance notice, for any reason or no reason. The at-will nature of this employment relationship cannot be altered in any way without an express written agreement signed by both the Employee and the CEO of SRA. Nothing herein shall in any way limit the right of the CEO of SRA at his sole discretion from time to time to establish or modify the SRA operating sectors, and no rights shall be created as a consequence thereof. This Agreement shall be subject to fulfillment to the satisfaction of SRA of the following conditions precedent: (a) successful completion of a background investigation and continued eligibility for the required security clearance; (b) execution of a Nonstatutory Stock Option Agreement and a Restricted Stock Agreement; (c) execution of a Non-Disclosure, Non-Solicitation and Assignment of Inventions Agreement and other standard documentation for our new employees; and (d) approval of the SRA Compensation Committee and of the SRA Board of Directors.

2.	RESPONSIBILITIES AND OBLIGATIONS: Subject to the terms and conditions herein, the Employee shall continue to serve in the capacity of Chief Financial Officer reporting to the CEO (or, as provided in Section 1 above, as an Operating Sector Leader reporting (at the discretion of the CEO) to the President or to the Chief Operating Officer) and shall have such duties and responsibilities as the CEO shall from time to time assign to him. The Employee shall devote his full time, attention and energies to the business and interests of SRA. The Employee shall not become involved with any other business entity, whether as an employee, consultant, director or in any other capacity, without the prior written consent of the CEO of SRA. This restriction on outside employment is not intended to limit Employee’s service (without SRA liability or indemnity) on the Boards of Directors of schools, community associations, or other similar nonprofit roles, provided that there is no conflict between such outside activities and the substance of his work on behalf of SRA or his commitment to full-time work on behalf of SRA and provided that Employee notifies the CEO of SRA of his intent to undertake such outside activities.

3.	COMPENSATION AND BENEFITS: As compensation for the services to be provided under this Agreement, the Employee shall be paid and provided certain benefits as follows:

(a)

Signing Bonus; Annual Salary; Bonus: SRA will pay the Employee a signing bonus of $15,000 no later than June 30, 2009 and will pay the Employee an annual salary of $390,000, subject to such terms and conditions as the CEO of SRA and the Compensation Committee of the SRA Board of Directors (the “Compensation Committee”) may specify. The Employee first will be eligible for a review of his salary by the CEO of SRA and the Compensation Committee beginning at six months following the date hereof. SRA may, in its sole discretion, also pay the Employee a bonus of up to eighty percent (80%) of such annual salary, with the amount of the bonus (if any) being determined based upon the achievement of company and individual goals set by the CEO of SRA and the Compensation Committee and otherwise subject to the terms and conditions of the Cash Incentive Plan (which currently includes, without limitation, payments of seventy percent (70%) of any awarded bonus during the calendar year of award, followed by fifteen percent (15%) during each of the subsequent two years, subject to continued employment), as such plan may be modified from time to time in the sole discretion of the Compensation Committee. For FY09, Employee will be eligible for a pro rata bonus based on period of employment with SRA during such fiscal year (and otherwise on the foregoing terms and conditions.) Such signing bonus, salary and bonus shall be payable in accordance with SRA normal payroll practices, less such deductions and withholdings as are required by applicable law and any additional tax withholdings or optional insurance deductible and similar amounts as are requested by the Employee, and shall be subject to periodic adjustment in accordance with procedures of the Compensation Committee and the CEO of SRA. Should the Employee’s employment with SRA terminate for any reason prior to the payment of all or any portion of any bonus under this Subsection, then, except as otherwise expressly provided herein, the Employee will not be eligible to receive payment of such bonus (or any unpaid portion thereof).

(b)	Special Grant of Restricted Stock and Stock Options: Subject to the SRA Board of Directors’ approval at its next regular meeting (and no later than October 1, 2009) and the Employee’s continued employment on the date of grant, the Employee shall receive a grant of 6700 shares of restricted stock and 56,100 stock options (with exercise price as set by the SRA Board of Directors). The terms and conditions set forth in the SRA 2002 Stock Incentive Plan and the Employee’s award agreement (which the Employee agrees to execute as a condition of the grants), including but not limited to eligibility, vesting (with vesting to occur in equal annual amounts over a period of four years from the date of award) and repurchase, shall govern all aspects of these grants. Any grants described herein shall be reduced by such deductions and withholdings as are required by applicable law. Employee will be eligible for any further annual equity grants by the SRA Board of Directors (in its sole discretion) beginning following FY10.

(c)	Other Benefits: The Employee shall be entitled to participate in all employee benefit programs that other employees at the same level as the Employee are entitled to participate in, subject to the eligibility requirements and other provisions of such programs. SRA retains the right at any time to alter, modify or terminate such benefits in its sole discretion and without advance notice to the Employee.

(d)	Personal and Holiday Leave: The Employee shall be entitled to receive personal and holiday leave in the same amount and under the same conditions as SRA generally provides to its employees holding positions similar to that of the Employee (currently expected to be annually twenty-five days of personal leave and nine holidays); provided that SRA retains the right at any time to alter, modify or terminate such leave benefits in its sole discretion and without advance notice to the Employee.

(e)	“Double Trigger” Change in Control Vesting: If a Change in Control (as defined below) occurs, the Employee is employed by SRA (or successor thereto) immediately prior to such Change of Control and, as a result of such Change in Control, either:

(i)	SRA Becomes Subsidiary and No Employment Offer: SRA (or successor thereto) becomes a subsidiary of the acquiring entity or an affiliate of the acquiring entity and the Employee is not offered (or does not otherwise retain) the position (regardless of actual title) having substantially all of the material responsibilities of Chief Financial Officer of the entity that is the ultimate parent of SRA (or successor thereto) or of an Operating Sector Leader of such entity, SRA or successor thereof; or

(ii)	SRA Does Not Become Subsidiary and No Employment Offer or Retention: The preceding clause (i) does not apply, but the Employee is not offered (or does not otherwise retain) the position (regardless of actual title) having substantially all of the material responsibilities of Chief Financial Officer or of an Operating Sector Leader of SRA (or its successor) as of the date of the Change in Control;

then either:

(iii)	Division Level or Similar Employment Offer; 80%/20% Vesting: If in connection with such Change in Control the Employee nonetheless is offered (or otherwise retains) the position (regardless of actual title) having substantially all of the material responsibilities of either (x) Chief Financial Officer of an entity or division of annual revenue size equal or greater than that of SRA immediately prior to the Change in Control or (y) an Operating Sector Leader of a sector of annual revenue size roughly comparable to or greater than that of an SRA sector immediately prior to the Change in Control, then eighty percent (80%) of the unvested nonqualified (or nonstatutory) stock options and shares of restricted stock held by the Employee as of the date of such Change in Control shall vest in full as of the date of the Change in Control, and, provided the Employee remains employed by SRA or successor thereto as of the one-year anniversary date of the Change in Control, the remaining twenty percent (20%) of such unvested nonqualified (or nonstatutory) stock options and shares of restricted stock held by the Employee as of the date of such Change in Control shall vest in full as of such one-year anniversary date of the Change in Control; or

(iv)	No Division Level or Similar Employment Offer/100% Vesting: In any case in which (iii) above is not applicable, all of the nonqualified (or nonstatutory) stock options and shares of restricted stock held by the Employee as of the date of a Change in Control shall vest in full as of the date of the Change in Control.

(f)	For the purpose of this Agreement, “Change in Control” shall mean any of the following:

(i)	New Significant Shareholder: Any Person (such term being used herein with the same meaning as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended to include syndicates or groups) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of SRA representing thirty-five percent (35%) or more of the combined voting power of then outstanding securities of SRA; provided, however, that:

(A)

such Person shall not include (w) SRA or any subsidiary of SRA, (x) a corporation or other entity owned, directly or indirectly, by the shareholders of SRA in substantially the same proportions as their ownership of SRA, (y) an employee benefit plan (or related trust) sponsored or maintained by SRA or any subsidiary of SRA, or (z) Ernst Volgenau, William Brehm or any “Permitted Transferee” (used herein as defined in the Amended and Restated Certificate of Incorporation of SRA International, Inc.) of either Mr. Volgenau or Mr. Brehm so long as such transferee continues to so qualify as a Permitted Transferee; and

(B)	no crossing of such 35% threshold shall be a “Change in Control” if it is caused (x) solely as a result of an acquisition by SRA of its voting securities or (y) solely as a result of an acquisition of voting securities of SRA directly from SRA, in either case until such time thereafter as such Person acquires additional voting securities other than directly from SRA, and, after giving effect to such transaction, such Person owns securities representing 35% or more of the combined voting power of then outstanding securities of SRA;

(ii)	Material Change in Board of Directors: Individuals who, as of the date hereof, constitute the Board of Directors of SRA (the “Board”; such individuals being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by SRA shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “34 Act”) relating to the election of the directors of SRA) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)

Merger or Asset Sale and Material Change in Shareholders and Board: A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of SRA, unless, immediately following such transaction, all of the following shall apply: (A) all or substantially all of the beneficial owners of SRA immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns SRA or all or substantially all of the SRA assets, either directly or through one or more subsidiaries) (the “Successor Entity”), (B) no Person (other than Ernst Volgenau, William Brehm or any Permitted Transferee of either Mr. Volgenau or Mr. Brehm so long as such transferee continues to so qualify as a Permitted Transferee) will be the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the then outstanding voting securities of the Successor Entity, and (C) at least a majority of the members of the board of directors of the Successor Entity will be Incumbent Directors.

All terms used in this Section shall be interpreted in a manner consistent with the ‘34 Act.

4.	TERMINATION: The Employee’s employment with SRA may be terminated by either party as set forth below.

(a)	Termination for Cause by SRA: SRA may immediately terminate the Employee’s employment if any of the following events of “cause” shall occur, and in that event shall have no further responsibility to the Employee other than payment of wages earned prior to the termination of his employment: (i) a breach by the Employee of any of the terms and conditions of this Agreement; (ii) any allegation reasonably deemed by SRA to be credible of, or other circumstances reasonably believed by SRA to constitute, any of the following: an act of fraud, embezzlement, misappropriation of assets, dishonesty or disloyalty by the Employee, Employee’s noncompliance with any state or federal law, rule or regulation (including, without limitation, any law relating to protection of civil rights or against discrimination), a crime or misdemeanor by Employee (including any involving moral turpitude), Employee’s negligence or misconduct in performing his duties or obligations, Employee’s disregard for or breach of any SRA polices or procedures, an Employee public action or statement that may harm SRA reputation or SRA relationship with any of its customers, shareholders or employees, or Employee’s retaliation against any SRA employee or other person for alleging violation of any laws or SRA policies or procedures; or (iii) the failure to maintain the Employee’s eligibility for the government clearances required to perform his duties.

(b)	Termination Without Cause by SRA: SRA may terminate the Employee’s employment with SRA for any reason other than those set forth in the preceding subsection by providing the Employee with fourteen (14) days notice of termination.

(c)	Voluntary Termination by the Employee: The Employee may voluntarily terminate this Agreement upon at least ninety (90) days advance written notice.

(d)	Termination for Good Reason by Employee: For purposes of this Agreement, the Employee’s termination of his employment with SRA shall be deemed to be for “Good Reason” if the Employee shall show any of the following has occurred:

(i)	A clear and material diminution in both the Employee’s direct reporting relationship and general managerial authorities as contemplated by Section 2 of this Agreement; or

(ii)	A material change in the Employee’s principal place of employment such that the Employee’s commuting distance as of the date of this Agreement increases by more than fifty (50) miles.

Employee must give SRA written notice of any Good Reason termination of employment. Such notice must be given within thirty (30) days following his knowledge of the first occurrence of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Employee is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination shall not be effective if, within ninety (90) days of SRA receipt of such notice, SRA remedies the circumstance(s) giving rise to the notice, or if the Employee’s Termination Date does not occur within thirty (30) days after the end of the ninety (90)-day period provided to SRA to remedy the circumstances giving rise to the notice.

(e)	Death or Disability of Employee: In the event of the Disability of the Employee during his employment with SRA, SRA shall have the right to terminate his employment and this Agreement on fourteen (14) days’ advance written notice. “Disability” means a physical or mental impairment which prevents, or can reasonably be expected to prevent, the Employee from performing the essential functions of his position for a total of ninety (90) calendar days, as determined by SRA.

In the event of the Death of the Employee during his employment with SRA, the Employee’s employment will immediately cease.

(f)	Return of Documents: In the event of termination of this Agreement for any reason, the Employee agrees to immediately return to SRA all property, documents or other written materials and the like which SRA may have furnished to the Employee or the Employee may have developed or obtained in connection with his activities hereunder, so that none of the foregoing items or copies thereof shall remain in the Employee’s possession. It is understood that all property, products, client information, contracts and materials supplied to the Employee by SRA, or obtained by the Employee in the performance of his duties, are to remain, at all times, the property solely of SRA.

(g)	Termination Date: As used in this Agreement, “Termination Date” means (i) if the Employee’s employment is terminated because of death, the date of the Employee’s death, (ii) if the Employee’s employment terminates for any other reason, the date the Employee “separates from service” from SRA, as defined under Section 409A of the Internal Revenue Code (“Section 409A”) and Treas. Reg. § 1.409A-1(h).

5.	BENEFITS UPON TERMINATION:

(a)	Termination for Cause by SRA, Voluntary Termination by Employee, and Death or Disability of Employee: If the Employee’s employment with SRA should terminate under Section 4(a), (c) or (e) above, then:

(i)	Within 60 days following the Employee’s Termination Date (or, if earlier, on such date as required by applicable law), the Employee shall receive all wages earned prior to the termination of his employment, less such deductions and withholdings as are required by applicable law and any additional amounts as are requested by the Employee;

(ii)	Within 60 days following the Employee’s Termination Date (or, if earlier, on such date as required by applicable law), the Employee shall receive all accrued but unused personal leave;

(iii)	The Employee may elect to continue health, dental and vision insurance coverage in accordance with the Consolidated Omnibus Budget and Reconciliation Act of 1986, as amended (“COBRA”); and

(iv)	If the Employee is eligible and has participated in the Deferred Compensation Plan, the Employee may receive such deferred compensation, to be distributed according to the Deferred Compensation Plan.

(b)	Termination Without Cause by SRA and Termination for Good Reason by Employee: If the Employee’s employment with SRA should terminate under Section 4(b) or (d) above, then:

(i)	The Employee shall receive all of the benefits described in Section 5(a) above in the times and manner stated therein;

(ii)	Subject to Section 5(c), the Employee shall receive any portions of the annual cash bonuses conditionally awarded but as yet unpaid to the Employee under the Company’s annual cash incentive plan for the Company’s two completed fiscal years prior to such Termination Date as a lump sum within the 15-day period beginning immediately after the Release Payment Date as defined in Section 5(c) below; and

(iii)

Subject to Section 5(c), the Employee shall receive twelve (12) months of (a) monthly base salary, together with (b) a monthly amount equal to cost (based on the Employee’s level of health, vision and dental insurance coverages as of the Termination Date and current insurance rates therefor) of COBRA premiums, such payment to commence on the next immediate payroll date following the Release Payment Date and payable over twelve (12) months in accordance with SRA normal payroll practices as in effect on the date that this Agreement is first executed by both parties (or, in the event such payroll practices change, in accordance with such new payroll practices, provided that any such change in payroll practices does not result in any payment being accelerated or delayed by more than thirty (30) days), subject to any deductions and withholdings as are required by applicable law and such additional tax withholdings and similar amounts as are requested by the Employee. For purposes of this provision, the amount of the “monthly base salary” shall be the amount of monthly base salary that the Employee was receiving on the Termination Date.

(c)

As a condition to entitlement to any payment under Section 5(b)(ii) and (iii), the Employee must execute and deliver to SRA a release in the form of Attachment A hereto (the “Release”) not later than the thirtieth (30th) day following the Employee’s Termination Date and must not have revoked such Release on or before the date payments are to be made under Section 5(b)(ii) and (iii). As used in this Agreement, the “Release Payment Date” means the forty-fifth (45th) day following the Employee’s Termination Date.

(d)	Notwithstanding anything to the contrary herein, if a payment or benefit under this Agreement is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Employee is determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related procedures of SRA), such payment shall, to the extent necessary to comply with the requirements of Section 409A, be made on the later of (a) the date specified by the foregoing provisions of this Agreement and (b) the earlier of (x) the date that is six months after the date of the Executive’s separation from service or (y) the Executive’s death. To the extent permitted under Section 409A, each payment (including the provision of taxable benefits) provided under Section 5(b)(ii) and (iii) shall be deemed to be a separate payment for purposes of Section 409A. If any payments provided under Section 5(b)(ii) and (iii) would otherwise constitute deferred compensation subject to Section 409A of the Code, such payments shall not constitute deferred compensation for purposes of Section 409A to the extent such payments, determined in order by date of payment, do not exceed the maximum amount calculated in respect of the Employee under the “two times” rule of Treas. Reg. § 1.409A-1(b)(9)(iii).

(e)	In connection with any termination of the Employee’s employment with SRA, SRA shall have no liability of any kind except as expressly provided herein.

6.	NONDISCLOSURE OF SRA INFORMATION: The Employee understands that, for purposes of this Agreement, Proprietary Information (“Proprietary Information”) means any and all confidential or proprietary information or trade secrets of SRA, including, but not limited to, third party information provided to SRA on a confidential basis, and any confidential or proprietary information of SRA pertaining to:

(a)

Product and services sales or marketing information such as SRA technical, management, or cost proposals; bid or proposal information and strategies; capture plans; indirect cost structure rates; product or services plans, specifications, and associated software; price lists; current or potential client information including names, addresses, identifying information, special needs, purchasing practices, relationship history, contracts and sales agreements; and competitive analyses including future market and product direction;

(b)	Corporate information such as strategic business plans; operating and financial plans; business plans; financial reports; cost accounting reports; indirect budgets, proposal budgets; DCAA budget submissions; contract analysis summaries; revenue recognition reports; telephone lists; other employees’ salaries data; administrative policies and procedures; employee rosters; organization charts; and all company policies and procedures;

(c)	Technical information including software code and documentation; data mining algorithms and techniques; patterns, thresholds and values; and all forms of research and development, including but not limited to information related to abandoned or failed technologies or products; and

(d)	All information which is not generally known to the public or within the industry or trade in which SRA competes and that gives SRA any advantage over its competitors, and all physical embodiments of that information in any tangible form, whether written or machine-readable in nature.

Proprietary Information does not include the Employee’s prior inventions, products, patents or copyrights or academic information generated by the Employee using only non-SRA data. In addition, Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was within the Employee’s possession (as proven by the Employee) prior to its being furnished to him by or on behalf of SRA, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA or any other party with respect to such information, or (iii) becomes available to the Employee on a non-confidential basis from a source other than SRA or any of its representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SRA or any other party with respect to such information.

For the duration of and after the termination of the Employee’s employment with SRA, the Employee agrees not to disclose, transfer, remove, copy or use, directly or indirectly, any Proprietary Information for any purpose other than in the performance of his duties for SRA. The Employee understands and agrees that disclosures authorized by SRA for the benefit of SRA must be made in accordance with SRA policies and practices designed to maintain the confidentiality of Proprietary Information. Further, the Employee agrees to use all reasonable measures to prevent the unauthorized use of Proprietary Information by others.

The Employee agrees to not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of his work for SRA except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information. The Employee shall obtain prior written consent from an authorized officer of SRA for any article he submits for publication or any public speech he delivers that contains information related to SRA business or that identifies the Employee as a representative of SRA.

7.	NONCOMPETITION: The Employee agrees that if his employment with SRA terminates for any reason, then for a period of one (1) year from the Termination Date, he will not accept employment or perform services anywhere within the United States, directly or indirectly, whether paid or unpaid, alone or as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant or independent contractor of any entity, where such employment or services are (1) substantially similar to the functions and duties he performed as Chief Financial Officer or an Operating Sector Leader of SRA, and (2) provided for or on behalf of any entity that is in competition, directly or indirectly, with SRA provision of products and services, or with its efforts to develop and market products and services as of the Termination Date. The Employee expressly acknowledges and agrees that the restrictions set forth are reasonable, in terms of scope, duration, geographic area, and otherwise; that the protections afforded to SRA are necessary to protect its legitimate business interests and are not unreasonable with respect to the Employee’s future opportunities; and that his agreement to observe such restrictions form a material part of the consideration for this Agreement and his association with SRA.

8.	NONSOLICITATION; NONDISPARAGEMENT: For a period of two (2) years after the Termination Date, the Employee will not directly or indirectly (a) solicit (i) any employee of SRA or any of its subsidiaries or affiliates to discontinue that person’s employment relationship with SRA or such entity, or (ii) any independent contractor, vendor, customer or client of SRA or any of its subsidiaries or affiliates to terminate that person’s existing contractual relationship with SRA or such entity; or (b) make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of SRA, its subsidiaries or affiliates or any officer or director thereof, except that this provision shall not be interpreted to prevent Executive from testifying in response to a subpoena.

9.	INSIDER TRADING POLICY: For a period of three (3) months after the Termination Date, the Employee will continue to abide by the SRA Insider Trading Policy, including the Trading Window restrictions provided for therein.

10.	WITHHOLDING FUNDS: In the event that the Employee shall owe an obligation of any type whatsoever to SRA at any time during or after the termination of employment hereunder, then, subject to any mandatory provisions of law, the Employee expressly authorizes SRA to withhold or deduct an amount equal to said obligation from any wages due to the Employee back from SRA. For purposes of this provision, wages shall mean any remuneration, compensation, bonus, commission, and/or fringe benefit provided in return for services provided by the Employee.

11.	SECTION 409A: This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and SRA shall administer and interpret this Agreement in accordance with such requirements. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Section 409A, the requirements of Section 409A shall supersede any such provision. In no event whatsoever shall SRA be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A.

12.	ENTIRE AGREEMENT: This Agreement constitutes the entire understanding of the parties and supersedes any prior written or oral understandings or agreements of the parties (including, without limitation, that certain letter dated May 12, 2009, from the SRA President and CEO and accepted by the Employee). No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. No change, modification, amendment or addition shall be valid, unless set forth in writing and signed by the party against whom enforcement of any such change, modification, amendment or addition is assigned.

13.	SEVERABILITY: If any section or clause of this Agreement is held invalid, unenforceable, void, illegal or contrary to public policy, the remaining provisions of this Agreement shall be unaffected and shall remain fully enforceable. The parties hereto shall use best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

14.	NON-WAIVER: No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and in addition to any rights or remedies provided by law or available in equity.

15.	SUCCESSORS AND ASSIGNS: All covenants, agreements, representations and warranties set forth in this Agreement are binding on and shall inure to the benefit of the parties hereto, as well as their respective successors, assigns, heirs, representatives, agents and employees. Notwithstanding the foregoing, the Employee expressly acknowledges that SRA has the right to assign this Agreement to any acquiring company or entity that purchases SRA or its assets and expressly consents to being bound by this Agreement in the event of such assignment.

16.	NOTICES: Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party may have substituted by notice pursuant to this Section:

TO SRA:

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, VA 22033

Attention: General Counsel

TO EMPLOYEE:

Richard J. Nadeau

1910 Ballycor Drive

Vienna, VA 22182

17.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of Virginia, without giving any effect to any conflict of law provisions thereof. This Agreement is intended to comply with Section 409A and shall be interpreted to effectuate that intent.

18.	ARBITRATION: Any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration before a single arbitrator to be held in Fairfax, Virginia, in accordance with the rules of the American Arbitration Association governing employment disputes. Any award rendered by the arbitrator shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. In connection with any award, the arbitrator shall identify a “non-prevailing party.” Such nonprevailing party shall be solely responsible for all costs charged by the American Arbitration Association or the arbitrator in connection with the arbitration, and the prevailing party shall be reimbursed for any amounts advanced therefore, including without limitation fixing fees, administrative fees, and out-of-pocket costs charged by the American Arbitration Association, as well as witness fees and reasonable attorneys’ fees. To the extent such payments to the Employee are subject to Section 409A, they shall be made in the form and manner established by the arbitrator and consistent with the requirements of Section 409A and Treasury Regulation 1.409A-3(i)(1)(iv)(A).

19.	CONSENT TO JURISDICTION: The parties hereto expressly consent to the jurisdiction of the courts of Virginia to resolve any and all issues arising under this Agreement, including, but not limited to, its construction and enforcement and hereby waive any right that they might have to object to jurisdiction or venue within such court or any defense based on the doctrine of forum non conveniens.

20.	INJUNCTIVE RELIEF: In addition to any other remedies that may be available at law, it is mutually understood by the parties hereto that any breach of the terms of this Agreement will result in irreparable injury to the other non-breaching parties, such as to entitle each such non-breaching party to equitable relief, including, but not limited to, injunctive relief or the specific enforcement of this Agreement, as is appropriate.

21.	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall for all purposes, be deemed to be an original and all of which when taken together shall constitute the same instrument.

WHEREFORE, the parties hereto have set their hands and seals as follows:

/s/ Richard J. Nadeau	May 14, 2009
Richard J. Nadeau	Date

SRA International, Inc.

/s/ Stanton D. Sloane	May 14, 2009
Stanton D. Sloane President and CEO	Date

ATTACHMENT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Richard J. Nadeau (hereinafter “Employee”) and SRA International, Inc. (hereinafter “Employer”).

WHEREAS, Employee and Employer entered into an Employment Agreement dated May 13, 2009 (“Employment Agreement”) setting forth the terms and conditions of Employee’s employment and conditioning payments and benefits upon termination on executing this Agreement:

WHEREAS, Employee’s termination became effective and his employment terminated on                     , 20[      ] (“Termination Date”);

WHEREAS, Employee and Employer desire to resolve and settle any matters between them, including, without limitation, matters that might arise out of Employee’s employment by Employer, and the termination thereof;

Now, therefore, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1. Upon the Effective Date of the Agreement (defined below), Employer shall pay to Employee the payments and benefits described in Section 5(b)(ii) and (iii) of the Employment Agreement at the times set forth in those subsections.

2. Employee hereby irrevocably and unconditionally releases, acquits, and forever discharges Employer and each of Employer’s predecessors, successors, assigns, agents, directors, trustees, officers, employees, representatives, attorneys, divisions, direct and indirect parent companies, subsidiaries, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such divisions, parent companies, subsidiaries, and affiliates), (hereinafter “Released Parties”) from any and all claims, rights, demands, actions, liabilities, obligations, causes of action of any and all kinds, nature and character whatsoever, known or unknown, arising at any time before Employee’s execution hereof, whether based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act (“ERISA”), as amended; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Older Worker Benefit Protection Act, as amended; the Americans With Disabilities Act (“ADA”), as amended; the Fair Labor Standards Act, as amended; any other comparable federal, state, or local laws regarding employment discrimination; any negligent or intentional tort; any contract (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Employee may now have or may have had, arising from or in any way whatsoever connected with Employee’s prior employment or contacts with Employer or the Released Parties whatsoever. Employee specifically agrees that this Agreement extends to claims which Employee does not know or suspect to exist in Employee’s favor and which, if Employee did know to exist, would have materially affected this Agreement with Employer.

3. Employee will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties, and will not participate in any manner in any legal proceedings against any of the Released Parties, with respect to any claims released under Section 2, above, except as required by law. Employee agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

4. Employee represents that he has been provided with all leave to which he may have been entitled under the Family and Medical Leave Act, and he has been paid all wages (including overtime, if applicable) to which he is entitled under the Fair Labor Standards Act (or any similar state or local laws). Employee further represents that as of the Retirement Date, he is not suffering from a work-related injury and that he has not failed to report a work-related injury to Employer.

5. ADEA Waiver/ Older Workers Benefit Protection Act Provision

(a) Employee acknowledges that he has been given the opportunity to consult an attorney of her choice before signing this Agreement.

(b) Employee acknowledges that he has been given the opportunity to review and consider this Agreement for twenty-one (21) days before signing it and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c) Employee further acknowledges that he may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven day period has expired. To be effective, any such revocation must be writing and delivered to Employer’s principal place of business by the close of business on the seventh day after signing and must expressly state Employee’s intention to revoke the Agreement. The eighth day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d) The parties also agree that the release provided by Employee in this Agreement does not include claims under the ADEA arising after the date Employee signs this Agreement.

(e) Employee further acknowledges and agrees that the consideration and

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benefits he is to receive under this Agreement exceed the consideration and benefits to which he would otherwise be entitled upon his termination from employment with Employer.

6. Employee certifies that all Employer property has been turned over to Employer including any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from Employer that are in Employee’s possession, custody, or control, including any such materials that may be at Employee’s home.

7. This Agreement sets forth the entire agreement between Employer and Employee and fully supersedes any and all prior agreements or understandings between Employer and Employee pertaining to the subject matter hereof, except that the terms of the Employment Agreement shall remain in full force and effect.

8. The Agreement shall be governed by the laws of Virginia, without giving effect to conflict of laws principles, and any disputes under this Agreement shall be governed by the arbitration clause in Section 18 of the Employment Agreement.

9. Employee acknowledges that he has read each and every paragraph and section of this Agreement and that he understands his rights and obligations under this Agreement.

10. The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL

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KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, on the date(s) set forth below.

Richard J. Nadeau Date:

SRA INTERNATIONAL, INC.

By:
Name: Title:

Date:

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